                                                                     Exhibit 3.5

                               AMENDMENT NO. 2 TO

                           SECOND AMENDED AND RESTATED

                                   BY-LAWS OF

                                   KEANE, INC.


VOTED: That the following Sections 1.5, 1.7 and 1.8 supersede Sections 1.5, 1.7 and 1.8, respectively, of the Corporation's current bylaws in their entirety effective July 1, 2004:

"1.5.   QUORUM.

        (a) Unless otherwise provided by law, or in the Articles of Organization, these Bylaws or, to the extent authorized by law, a resolution of the Board of Directors requiring satisfaction of a greater quorum requirement for any voting group, a majority of the votes entitled to be cast on the matter by a voting group constitutes a quorum of that voting group for action on that matter. As used in these Bylaws, a voting group includes all shares of one or more classes or series that, under the Articles of Organization or the Massachusetts Business Corporation Act, as in effect from time to time (the "MBCA"), are entitled to vote and to be counted together collectively on a matter at a meeting of shareholders.

        (b) A share once represented for any purpose at a meeting is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless (1) the shareholder attends solely to object to lack of notice, defective notice or the conduct of the meeting on other grounds and does not vote the shares or otherwise consent that they are to be deemed present, or (2) in the case of an adjournment, a new record date is or shall be set for that adjourned meeting.

1.7.    VOTING AND PROXIES.

        (a) Except as provided in this Section 1.7(a) or unless the Articles of Organization provide otherwise, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders' meeting. Only shares are entitled to vote, and each fractional share, if any, is entitled to a proportional vote. Absent special circumstances, the shares of the Corporation are not entitled to vote if they are owned, directly or indirectly, by another entity of which the Corporation owns, directly or indirectly, a majority of the voting interests; provided, however, that nothing in these Bylaws shall limit the power of the Corporation to vote any shares held by it, directly or indirectly, in a fiduciary capacity. Unless the Articles of Organization provide otherwise, redeemable shares are not entitled to vote after notice of redemption is given to the holders and a sum sufficient to redeem the shares has been deposited with a bank, trust company or other financial institution under an irrevocable obligation to pay the holders the redemption price upon surrender of the shares.

        (b) A shareholder may vote his or her shares in person or may appoint a proxy to vote or otherwise act for him or her by signing an appointment form, either personally or by his or her attorney-in-fact. An appointment of a proxy is effective when received by the Clerk or Secretary of the Corporation or by any other officer or agent authorized to tabulate votes. Unless otherwise provided in the appointment form, an appointment is valid for a period of 11 months from the date the shareholder signed the form or, if it is undated, from the date of its receipt by the officer or agent. An appointment of a proxy is revocable by the shareholder unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest, as defined in the MBCA. An appointment made irrevocable is revoked when the interest with which it is coupled is extinguished. The death or incapacity of the shareholder appointing a proxy shall not affect the right of the Corporation to accept the proxy's authority unless notice of the death or incapacity is received by the Clerk or Secretary of the Corporation or by any other officer or agent authorized to tabulate votes before the proxy exercises his or her authority under the appointment. A transferee for value of shares subject to an irrevocable appointment may revoke the appointment if he or she did not know of its existence when he or she acquired the shares and the existence of the irrevocable appointment was not noted conspicuously on the certificate representing the shares or on the information statement for shares without certificates. Subject to the provisions of Section 7.24 of the MBCA, or any successor Section thereto, and to any express limitation on the proxy's authority appearing on the face of the appointment form, the Corporation is entitled to accept the proxy's vote or other action as that of the shareholder making the appointment.

1.8 ACTION AT MEETING. If a quorum of a voting group exists, favorable action on a matter, other than the election of Directors, is taken by a voting group if the votes cast within the group favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by law, the Articles of Organization, these Bylaws or, to the extent authorized by law, a resolution of the Board of Directors requiring receipt of a greater affirmative vote of the shareholders, including more separate voting groups. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. No ballot shall be required for such election unless requested by a shareholder present or represented at the meeting and entitled to vote in the election."


                              Adopted by the Board of Directors on June 30, 2004